FOR IMMEDIATE RELEASE

Contact:
Scott Kantor
Vice President, Finance &
Chief Financial Officer
LeCroy Corporation
Tel:  845-425-2000

                    LECROY RETIRES CONVERTIBLE SECURITIES AND
                         UPDATES FIRST-QUARTER GUIDANCE

               COMPANY ANTICIPATES BENEFIT TO COMMON STOCKHOLDERS
                EQUIVALENT TO MORE THAN $0.20 PER SHARE ANNUALLY

CHESTNUT RIDGE, NY, SEPTEMBER 25, 2003 -- LeCroy Corporation (NASDAQ: LCRY), a leading supplier of high-performance digital oscilloscopes, announced today that it has reached an agreement with holders of the Company's Series A Redeemable Convertible Preferred Stock to repurchase those shares for $23 million in cash.

There were 500,000 issued and outstanding Series A Preferred shares, which were entitled to an open ended 12% cumulative dividend on the original principal of $10 million, with redemption rights beginning on June 30, 2004 at the sole discretion of the preferred stockholders. At June 30, 2004, the redemption value would have been approximately $17.6 million.

LeCroy President and CEO Tom Reslewic said, "This financing took place in a different environment more than four years ago. With no guarantee that the preferred shares will be redeemed by July 2004, the Company would be required to continue incurring a net charge equivalent to more than $0.20 per share annually. LeCroy's strengthening orders and margins, favorable cash generation and strong balance sheet make this an excellent time to retire these securities."

LeCroy Vice President and CFO Scott Kantor said, "The transaction will be accounted for by a net charge of $7.7 million to common equity through additional paid-in capital on the Company's balance sheet, and a $0.4 million charge for transaction costs to Other expense in the Company's income statement. This will result in a one-time loss to common stockholders of $0.77 per share in the first quarter of fiscal 2004, of which $0.73 is reflected below the net income line on our income statement. This transaction will be funded by a combination of cash and short-term borrowings."

As a result of the agreement to retire the Series A Preferred shares, the Company also announced that Douglas A. Kingsley, Managing Director at Advent International Corporation, will be resigning from LeCroy's board of directors. LeCroy's board of directors will now consist of eight members, including five independent directors.

"Doug rejoined LeCroy's board in 1999 in connection with the issuance of the Series A Preferred shares," continued Reslewic. "We appreciate Doug's contributions over his years of service to the Company and wish him well."

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FIRST-QUARTER OUTLOOK
Separately, LeCroy is updating the first-quarter guidance provided in its fourth-quarter news release dated August 6, 2003. The Company currently expects to meet or modestly exceed the top end of its revenue guidance of between $25 million and $26 million. The Company also expects to report operating income of approximately $1.5 million, exceeding its earlier guidance of between $600,000 and $1.0 million. In addition, LeCroy expects its cash position to be in the range of $33 million to $34 million prior to the retirement of the convertible securities. The Company is scheduled to report first-quarter fiscal 2004 results the week of October 13, 2003.

ABOUT LECROY CORPORATION
LeCroy Corporation, headquartered in Chestnut Ridge, New York, develops, manufactures and markets electronic signal acquisition and analysis products and services. The Company leverages its core competency of "WaveShape Analysis," the capture and analysis of complex electronic signals, to provide leading edge design and test capabilities to high-growth markets. Today, its primary products are high-performance digital oscilloscopes, which are used by design engineers and researchers in a broad range of industries, including electronics, computers and communications.

For more information about LeCroy Corporation, visit the Company's Internet home page at www.lecroy.com.


SAFE HARBOR
This release contains forward-looking statements pertaining to the Company's financial obligation to redeem all of the 500,000 issued and outstanding shares of its Series A Convertible Preferred Stock, including the potential payment after June 30, 2004 of a 12 percent dividend compounded annually from the original date of issue. All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, the Company's ability to meet its future financial obligations with regard to redemption of its Series A Convertible Preferred Stock; interest rates and financial market conditions during the period when the Series A Convertible Preferred Stock remains outstanding and the impact they might have on the value of the Preferred Stock; and other risks including fluctuations in our operating results; volume and timing of orders received; changes in the mix of products sold; competitive factors, including pricing pressure, technological developments and products offered by competitors; our ability to deliver a timely flow of competitive new products and market acceptance of these products; our ability to anticipate changes in the market; our ability to negotiate or maintain financing arrangements with lenders on terms that are acceptable; our ability to attract and retain qualified personnel, including our management; changes in the global economy and fluctuations in foreign currency rates; inventory risks due to changes in market demand or our business strategies; risks due to an interruption in supply or an increase in price for our parts, components and sub-assemblies; our ability to realize sufficient margins on the sales of our products; the development of future products and our ability to use intellectual property and protect our patent portfolio; as well as other risk factors listed from time to time in our reports filed with the Securities and Exchange Commission and press releases. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information or future events.


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